Exhibit 10(A)

Amendment No. 4 to
Amended and Restated Employment Agreement
of William F. Whitman, Jr.

        This Amendment No. 4 is made this 2nd day of January, 2003 by and among THE MIDDLEBY CORPORATION, a Delaware corporation, MIDDLEBY MARSHALL INC., a Delaware corporation, (collectively the “Employer”) and WILLIAM F. WHITMAN, JR. (“Whitman”).

RECITALS

A.     Employer and Whitman are parties to that certain Amended and Restated Employment Agreement dated as of January 1, 1995 (the “1995 Agreement”) as amended by Amendment No. 1 dated January 1, 1998, Amendment No. 2 dated January 1, 2001 and Amendment No. 3 dated April 16, 2002 (as so amended, the “Employment Agreement”).

B.     In 2001 Employer adopted a Management Incentive Plan (the “Plan”) for certain senior executives, including Whitman. The Plan provides for specified annual cash bonuses in amounts determined by the level of Employer’s attainment of pre-established performance goals. With respect to Whitman, the Plan was intended to, and did in fact, replace the annual bonus provided for under the Employment Agreement.

C.     Employer and Whitman wish to amend the Employment Agreement (i) to reflect the aforesaid facts, (ii) to increase Whitman’s base salary, and (iii) to eliminate an offset against Whitman’s retirement benefit.

AGREEMENT

        NOW THEREFORE the parties agree as follows:

1.     Effective as of the beginning of Employer’s fiscal year 2001, Section 4(b) of the Employment Agreement is hereby amended to read as follows:

(b)	Incentive Compensation. Whitman shall be eligible to participate in the Management Incentive Plan adopted by the Employer in 2001 subject to all terms and conditions thereof. Under such Plan, if the Employer attains certain pre-established EBITDA goals (attainment of such goals to be determined after taking into account any incentive compensation to be paid to Whitman and any other participating employees under the Plan), Whitman shall be entitled to receive (in addition to his base salary) for the fiscal year ending December 31, 2002 and for each fiscal year thereafter, an amount equal to (i) $310,000 (for fiscal 2002) or $360,000 (for each fiscal year after 2002), plus (ii) an additional $25,000 for each $120,000 by which the Employer’s actual EBITDA for such fiscal year exceeds the EBITDA goal for such fiscal year. The EBITDA goals are set forth on Exhibit A hereto.

2. Section 4(a) of the Employment Agreement is hereby amended by adding after the third sentence (added by Amendment No. 2) the following sentence:

Commencing January 1, 2003 Whitman’s base salary will be at a rate not less than $600,000 per annum.

3.     Section 7(a) of the Employment Agreement is hereby amended by deleting the second sentence of the second unnumbered paragraph thereof. (The deleted sentence reads as follows: “Any such retirement benefits will be reduced, commencing March 1, 2005, by the amount per month which Whitman is entitled to receive under the Salaried Retirement Plan of the Company which was terminated in 1982.”) Whitman acknowledges and agrees that the Company has no present or future liabilities or obligations of any kind, whether accrued, contingent or otherwise, to Whitman or his beneficiaries or designees under or by reason of the said Salaried Retirement Plan.

4.     Any references in the Employment Agreement to “bonuses” or the “bonus pool program” under subsection 4(b) shall be deemed to refer to “incentive compensation” or the “incentive compensation program” under subsection 4(b), on and after the date hereof.

5.     Except as above amended, the Employment Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF the parties hereto have executed this instrument as of the day and year first above stated.

THE MIDDLEBY CORPORATION AND MIDDLEBY MARSHALL INC.	William F. Whitman, Jr. WILLIAM F. WHITMAN, JR.

By: /s/ Selim A. Bassoul President and Chief Executive Officer

EXHIBIT A

EBITDA Goals

The following are the EBITDA goals to be used for purpose of determining incentive compensation under the Management Incentive Plan, as set forth in the Agreement to which this Exhibit is attached:

	2002	2003	2004	2005	2006	2007

EBITDA
Goal*	$29,154,600	32,653,152	36,571,530	40,960,114	45,875,328	51,380,367

*Notes Regarding EBITDA Goals

1.	The definition of EBITDA excludes foreign exchange (FX) gains/losses. This is consistent with the annual operating plan for the Employer and the bank lending group’s definition. FX gains/losses are not excluded in the publicly reported financial results.

2.	The EBITDA Goal for any full year shall be deemed to be attained only if it is attained after taking into account any and all bonuses and incentive compensation payable to all employees, including incentive compensation payable to all employees participating under the Management Incentive Plan, for the applicable year.

3.	If actual EBITDA for any particular full year exceeds the goal for that year to the extent that it also exceeds the goal for the next following year, the EBITDA goal for such next following year shall be automatically increased to equal the actual EBITDA for such prior year. EBITDA goals for subsequent years do not automatically change. For example, if the actual EBITDA for 2002 is $32,700,000, then the EBITDA Goal for 2003 will automatically increase to $32,700,000; however, the EBITDA goals for 2004 through 2007 shall not automatically adjust at that time.